Exhibit 99.2.2



                                TRUST AGREEMENT


         This Trust Agreement, dated as of November 15, 2006 (the "Agreement"), is between MACRO SECURITIES DEPOSITOR, LLC, a Delaware limited liability company, as depositor (in such capacity, the "Depositor") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company, not in its individual capacity but solely as trustee (the "Trustee").

         In consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Creation; Governing Law. There is hereby formed a trust (the "Trust") to be known as the "Claymore MACROshares Oil Down Holding Trust," in which name the Trustee may engage in the activities of the Trust, make and execute contracts and other instruments on behalf of the Trust, and sue and be sued. The Trust is formed under the laws of the State of New York and shall be construed in accordance with such law. The parties hereto intend that this Agreement shall constitute the governing instrument of the Trust. Effective as of the date hereof, the Trustee shall have all rights, powers and authority set forth herein and under the laws of the State of New York with respect to accomplishing the purposes of the Trust. The Trustee is authorized to take such actions on behalf of the Trust as the Depositor may direct in writing from time to time. In addition, the Trustee is hereby authorized, instructed and empowered to enter into the Income Distribution Agreement, the Settlement Contracts, the Participants Agreement, the MACRO Licensing Agreement, the NYMEX Sublicensing Agreement and any other agreement relating to the powers and purposes of the Trust.

         2. Trust Assets. Each of the Depositor and Claymore Securities, Inc. hereby assigns, transfers, conveys and otherwise sets over to the Trustee, and the Trustee hereby acknowledges receipt of, immediately available funds in the amount of $500.00, for a total initial deposit of $1,000.00 (the "Initial Deposit"), in exchange for which the Trust will issue 1,000 founders' shares with a par value of $1 per share, which shall constitute the initial capital of the Trust, and of which 500 shall be issued to the Depositor and 500 shall be issued to Claymore Securities, Inc. The Initial Deposit shall be held in trust for the Depositor and Claymore Securities, Inc.

         3. Indemnification of Trustee. The Trustee and its directors, shareholders, officers, employees, agents and affiliates shall be indemnified and held harmless by the Depositor with respect to any loss, liability, claim, damage or expense incurred by the Trustee arising out of or in connection with the acceptance or performance by the Trustee of the trusts and duties contained in this Agreement; provided, however, that the Trustee shall not be indemnified or held harmless as to any such loss, liability, claim, damage or expense incurred by reason of its gross negligence, bad faith or willful misconduct.

         4. Resignation or Removal of Trustee. The Trustee may resign by giving written notice to the Depositor; provided, that a successor trustee satisfactory to the Depositor has been appointed.

         5. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

         6. Third Party Beneficiaries. The Depositor and Claymore Securities, Inc., will be the initial third party beneficiaries of the Trust in equal shares.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.


                                          MACRO SECURITIES DEPOSITOR, LLC
                                          as Depositor


                                          By /S/ Samuel Masucci, III
                                            --------------------------------
                                             Name:  Samuel Masucci, III
                                             Title: Chief Executive Officer


                                          By /S/ Steven Hill
                                             --------------------------------
                                             Name:  Steven Hill
                                             Title: Chief Financial Officer


                                          INVESTORS BANK & TRUST COMPANY,
                                          not in its individual capacity but
                                          solely as Trustee


                                          By /S/ Stephen DeSalvo
                                             --------------------------------
                                             Name:  Stephen DeSalvo
                                             Title: Managing Director